ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated April 15, 2015

UBS Business Development Companies ETRACSETRACS Linked to the Wells Fargo Business Development Company Index ETN Profile Issuer UBS AG Issuer Credit Rating1 A2 (Moody’s); A (S&P); A (Fitch)Underlying Index Wells Fargo Business Development Company Index Current Yield (annualized)2 8.17% Initial trade date 4/27/2011 Maturity date 4/26/2041Annual Tracking Rate 0.85%, accrued on a daily basis Primary exchange NYSE Arca CUSIP 902641588ETN Ticker: BDCS Key Features– Quarterly income potential– Diversified exposure to BDCs– Convenience of an exchange-traded security About the ETN The ETRACS Linked to the Wells Fargo Business Development Company Index ETN (NYSE: BDCS) (“BDCS”) is an exchange-traded note, due April 26, 2041, designed to track an investment in the Wells Fargo Business Development Company Index (“Index”), and may pay a variable quarterly coupon linked to the cash distributions associated with the underlying BDC constituents, less investor fees. Note that if the BDCs do not make distributions or those distributions do not overcome the investor fees, then investors will not receive any coupons. Exchange-traded Notes are senior, unsecured, unsubordinated debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities and/or currencies, less investor fees. ETRACS are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace. Why Invest in BDCs? The BDC business model is to lend to small and midsized companies at high yield equivalent rates while also at times taking equity stakes in such companies. BDCs can also take an active part in assessing the borrower’s prospects and modifying business practices if necessary with the goal of ensuring a favorable return for shareholders and principals in the company. The combination of making loans and taking equity stakes has the potential for relatively high, stable cash distributions with the additional benefit of capitalizing on the equity performance of the borrower. Note that cash distributions are not guaranteed and investors may not receive any coupons during the term of the ETNs. About the Underlying Index According to Wells Fargo Securities, LLC, the Index sponsor, the Wells Fargo Business Development Company Index is a float-adjusted, capitalization-weighted Index that is intended to measure the performance of all Business Development Companies (“BDC”) that are listed on the New York Stock Exchange (“NYSE AMEX”) or NASDAQ and satisfy specified market capitalization and other eligibility requirements. To qualify as a BDC, the company must be registered with the Securities and Exchange Commission (“SEC”) and have elected to be regulated as a BDC under the Investment Company Act of 1940 (“1940 Act”). The Index was created in January 2011 and has no performance history prior to that date. ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS Linked to the Wells Fargo Business Development Company Index ETNHistorical Index Returns1 Month 3 Months 6 Months 1 Year 3 Years 5 Years Wells Fargo Business Development Company Index -1.73% 2.69% -3.26% -10.38% 4.63% 8.57% Wells Fargo Business Development Company Index Total-0.17% 4.80% 1.02% -2.45% 34.02% 67.59%ReturnS&P 500 TR Index -1.58% 0.95% 5.93% 12.73% 56.55% 96.50%S&P Listed Private Equity Total Return Index -0.73% 4.62% 7.52% 3.09% 60.77% 75.71%S&P 500 Financials TR Index -0.61% -2.05% 5.04% 9.96% 61.52% 64.94%Source: Bloomberg/Reuters. The historical Index returns shown above are cumulative total returns for the stated periods as of March 31, 2015 and are furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. BDCS is subject to investor fees. As a result, the total return on BDCS will always be lower than the total return on the Index or the total return on a direct investment in the Index constituents. Index Comparison180 169 158 147 136 125 114 103 92 81 70 Feb-12 Jan-13 Jan-14 Feb-15Wells Fargo Business Development Company Index Wells Fargo Business Development Company Index Total Return S&P 500 Financials TR Index S&P Listed Private Equity Total Return Index S&P 500 TR Index Source: Bloomberg/Reuters. The graph above illustrates the historical total returns of the Index in comparison with other benchmark indices for the stated period as of March 31, 2015. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. BDCS is subject to investor fees. As a result, the return on BDCS will always be lower than the total return of the Index or the total return on a direct investment in the Index constituents. ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS Linked to the Wells Fargo Business Development Company Index ETN Index Constituents Top 10 Index Constituents Ticker Name % Weight symbol Ares Capital Corp ARCC 10.08 Prospect Capital Corp PSEC 9.99 American Capital Ltd ACAS 9.89 Fs Investment Corp FSIC 9.03 Apollo Investment Corp AINV 6.64 Fifth Street Finance Corp FSC 4.62 Main Street Capital Corp MAIN 4.54 Hercules Technology Growth Capital3.32 Inc HTGC Golub Capital BDC Inc GBDC 3.05 TPG Specialty Lending Inc TSLX 3.03Source: Wells Fargo, as of March 31, 2015Benefits of Investing– Exposure to a portfolio of Business Development Companies through a single investment.– Income potential via variable quarterly coupons linked to the cash distributions, if any, paid on the BDCs in the Index, less investor fees. If the BDCs do not make distributions or those distributions do not overcome the investor fees, then investors will not receive any coupons. ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS Linked to the Wells Fargo Business Development Company Index ETN Selected Risk Considerations An investment in the ETRACS ETNs involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described in the “Risk Factors” section of the prospectus supplement for the ETRACS ETNs (the “ETRACS Prospectus”). Capitalized terms used below (and elsewhere in this document) but not defined herein shall have the meanings attributed to them in the ETRACS Prospectus.– You may lose some or all of your investment - The ETNs are fully exposed to any decline in the level of the Index. Because the Accrued Tracking Fee (which is based on the Annual Tracking Fee) reduces your final payment, the level of the Index, as compared to the Initial Index Level, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any coupons that are paid, in order for you to receive an aggregate amount over the term of the ETNs equal to at least the Principal Amount of your ETNs. If the increase in the level of the Index, as compared to the Initial Index Level, is insufficient to offset the negative effect of the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less coupons that are paid, or if the Final Index Level is less than the Initial Index Level, you will lose some or all of your investment at maturity or call, or upon early redemption. In addition, note that the Accrued Tracking Fee reduces the cash distributions made by the Index constituents (if any) and therefore reduces the amount of coupons paid (if any) under the ETNs - see “You are not guaranteed a coupon payment” below.– Market risk - The return on the ETNs, which may be positive or negative, is linked to the return on the Index as measured by the Index Performance Ratio, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the Index constituents or the markets generally.– Credit of issuer - The ETNs are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the ETNs prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.– Limited performance history - The return on the ETNs is linked to the performance of the Index, which was introduced on January 28, 2011. As a result, the Index has a limited performance history, and it is uncertain how the Index will perform. Limited historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it more difficult for you to make an informed decision with respect to an investment in the ETNs than if the Index had a longer performance history.– A trading market for the ETNs may not develop -Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the ETNs, although they are not required to and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the ETNs shown on the cover of the ETRACS Prospectus. We may suspend or cease sales of the ETNs at any time, at our discretion. Therefore, the liquidity of the ETNs may be limited.– Minimum redemption amount - You must elect to redeem at least 50,000 ETNs for UBS to repurchase your ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your ETNs for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the ETNs may be limited.– You are not guaranteed a coupon payment - You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount is less than the Accrued Tracking Fee. Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee and, as applicable, the Redemption Fee Amount.– Uncertain tax treatment - Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.– UBS’s Call Right - UBS may elect to redeem all outstanding ETNs at any time on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after April 30, 2012, as described in the ETRACS Prospectus under the heading “Specific Terms of the ETNs -UBS’s Call Right”. If UBS exercises its Call Right, the Call Settlement Amount may be less than the Principal Amount of your ETNs. Alternatively, if the ETNs have increased in value, you may have to invest your proceeds in a lower-return investment. ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS Linked to the Wells Fargo Business Development Company Index ETNFootnotes1 The issuer credit rating as of March 31, 2015 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETN) and is not indicative of the market risk associated with the ETN. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETN other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETN.2 “Current Yield (annualized)” equals the most recently paid coupon as of March 31, 2015, annualized and divided by the closing price of the ETN on March 31, 2015, or, if the closing price is not available on that date, then the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN. Disclosures This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this material may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.UBS

ETRACS Linked to the Wells Fargo Business Development Company Index ETN This product is not issued by, sponsored, endorsed, sold or promoted by Wells Fargo & Company or its affiliates and Wells Fargo & Company makes no representation regarding the advisability of investing in this product. Wells Fargo & Company does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. NYSE Arca, Inc. (“NYSE Arca”), which acts as calculation agent for the Wells Fargo Business Development company Index (the “Index”), is not affiliated with UBS AG (“UBS”), Wells Fargo & Company or Wells Fargo Securities, LLC (together, “Wells Fargo”) and does not approve, endorse, review or recommend this Product; ETRACS Linked to the Wells Fargo Business Development Company Index is based on the Index, and the value of such Index is derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the Index, its values or other information furnished in connection with the Index. NEITHER WELLS FARGO NOR NYSE ARCA MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF THE ETRACS LINKED TO THE WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR FOR ANY OTHER USE.ETRACS Linked to the Wells Fargo Business Development Company Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the Product or any member of the public regarding the advisability of investing in securities generally or in the ETRACS Linked to the Wells Fargo Business Development Company Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Linked to the Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Linked to the Wells Fargo Business Development Company Index or investors in the Product when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of the ETRACS Linked to the Wells Fargo Business Development Company Index.WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS LINKED TO THE WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. Wells Fargo Securities, Wells Fargo, Wells Fargo® Business Development Company Index and Wells Fargo Securities, LLC are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. For questions or additional information about ETRACS Contact us ETRACS Investor Service Center: +1-877-387-2275 Email: etracs@ubs.comHours available: Monday to Friday 8:00 a.m. - 5:00 p.m. EST Website: www.etracs.comUBS